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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of AvalonBay Communities, Inc. for the registration of 14,889,706 shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 2013, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc., and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
March 8, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm